Exhibit l

[Letterhead of Sutherland Asbill & Brennan LLP]

February 4, 2013

KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to KCAP Financial, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-185559) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to $50 million of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), together with any additional Shares that may be issued by the Company pursuant to Rule 462(b) under the Securities Act (as prescribed by the Commission pursuant to the Securities Act) in connection with the offering described in the Registration Statement.

As counsel to the Company, we have participated in the preparation of the Registration Statement, and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies of such records, documents or other instruments as we in our judgment have deemed to be necessary or appropriate to enable us to render the opinions hereinafter expressed including, without limitation, the following:

(i)	The Certificate of Incorporation of the Company, as amended, certified as of the date of this opinion letter by an officer of the Company (the “Certificate of Incorporation”);
(ii)	The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date; and

(iv)	The resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

For purposes of our opinions in this opinion letter, we have assumed, without any independent investigation or verification, that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company. We have also assumed that prior to the issuance of the Shares, the Board, or a duly authorized committee thereof, will determine the number, and certain terms of issuance, of the Shares in accordance with the Resolutions (the “Board Action”).

This opinion letter is limited to the effect of the General Corporation Law of the State of Delaware, as in effect on the date hereof, and reported judicial decisions interpreting the foregoing, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Board Action and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP